Filed Pursuant to Rule 433

Registration Nos. 333-254632

and 333-254632-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

February 6, 2023

Issuer:	NextEra Energy Capital Holdings, Inc.

Designations:	4.90% Debentures, Series due February 28, 2028 (“2028 Debentures”)

5.00% Debentures, Series due February 28, 2030 (“2030 Debentures”)

5.05% Debentures, Series due February 28, 2033 (“2033 Debentures”)

5.25% Debentures, Series due February 28, 2053

(“2053 Debentures”, and together with the 2028 Debentures, 2030 Debentures and 2033 Debentures, “Debentures”)

Registration Format:	SEC Registered

Principal Amount:	2028 Debentures:	$1,250,000,000
	2030 Debentures:	$600,000,000
	2033 Debentures:	$1,000,000,000
	2053 Debentures:	$1,150,000,000

Date of Maturity:	2028 Debentures:	February 28, 2028
	2030 Debentures:	February 28, 2030
	2033 Debentures:	February 28, 2033
	2053 Debentures:	February 28, 2053

Interest Payment Dates:	Semi-annually in arrears on February 28 and August 28 of each year, beginning August 28, 2023

Coupon Rate:	2028 Debentures:	4.90%
	2030 Debentures:	5.00%
	2033 Debentures:	5.05%
	2053 Debentures:	5.25%

Price to Public:	2028 Debentures:	99.793% of the principal amount thereof
	2030 Debentures:	99.926% of the principal amount thereof
	2033 Debentures:	99.973% of the principal amount thereof
	2053 Debentures:	99.951% of the principal amount thereof

Benchmark Treasury:	2028 Debentures:	3.50% due January 31, 2028
	2030 Debentures:	3.50% due January 31, 2030
	2033 Debentures:	4.125% due November 15, 2032
	2053 Debentures:	3.00% due August 15, 2052

Benchmark Treasury Yield:	2028 Debentures:	3.846%
	2030 Debentures:	3.762%
	2033 Debentures:	3.653%
	2053 Debentures:	3.703%

Spread to Benchmark Treasury Yield:	2028 Debentures:	110 basis points
	2030 Debentures:	125 basis points
	2033 Debentures:	140 basis points
	2053 Debentures:	155 basis points

Reoffer Yield:	2028 Debentures:	4.946%
	2030 Debentures:	5.012%
	2033 Debentures:	5.053%
	2053 Debentures:	5.253%

Optional Redemption:	2028 Debentures: Prior to January 28, 2028 (the “2028 Debentures Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Debentures matured on the 2028 Debentures Par Call Date) on a semi-annual basis at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2028 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2028 Debentures Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2028 Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

	2030 Debentures: Prior to December 28, 2029 (the “2030 Debentures Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 Debentures matured on the 2030 Debentures Par Call Date) on a semi-annual basis at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2030 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2030 Debentures Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2030 Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2033 Debentures: Prior to November 28, 2032 (the “2033 Debentures Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Debentures matured on the 2033 Debentures Par Call Date) on a semi-annual basis at the Treasury Rate plus 25 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2033 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2033 Debentures Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2033 Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2053 Debentures: Prior to August 28, 2052 (the “2053 Debentures Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2053 Debentures matured on the 2053 Debentures Par Call Date) on a semi-annual basis at the Treasury Rate plus 25 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2053 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2053 Debentures Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2053 Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

Trade Date:	February 6, 2023

Settlement Date:	February 9, 2023 (T+3)*

CUSIP / ISIN Number:	2028 Debentures:	65339K CM0/US65339KCM09
	2030 Debentures:	65339K CN8/US65339KCN81
	2033 Debentures:	65339K CP3/US65339KCP30
	2053 Debentures:	65339K CQ1/US65339KCQ13

Expected Credit Ratings:**

Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)
Fitch Ratings, Inc.	“A-” (stable)

Joint Book-Running Managers:

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

BofA Securities, Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Regions Securities LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

Academy Securities, Inc.

ANZ Securities, Inc.

BBVA Securities Inc.

Commerz Markets LLC

DNB Markets, Inc.

DZ Financial Markets LLC

Hancock Whitney Investment Services, Inc.

HSBC Securities (USA) Inc.

Huntington Securities, Inc.

ICBC Standard Bank Plc

Intesa Sanpaolo S.p.A.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

Samuel A. Ramirez & Company, Inc.

SG Americas Securities, LLC

Siebert Williams Shank & Co., LLC

Synovus Securities, Inc.

Junior Co-Managers:

C.L. King & Associates, Inc.

Cabrera Capital Markets LLC

Guzman & Company

MFR Securities, Inc.

R. Seelaus & Co., LLC

*

It is expected that delivery of the Debentures will be made against payment therefor on or about February 9, 2023, which will be the third business day following the date of pricing of the Debentures. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Debentures initially will settle in T+3, purchasers who wish to trade the Debentures on the date of pricing of the Debentures should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Treasury Rate” has the meaning ascribed to such term in the Issuer’s Preliminary Prospectus Supplement, dated February 6, 2023.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847; Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037; Morgan Stanley & Co. LLC toll-free at (866) 718-1649; MUFG Securities Americas Inc. toll-free at (877) 649-6848; SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.